99.1  Redemption Notice Class A Common Stock Purchase Warrants

                                REDEMPTION NOTICE
                     Class A Common Stock Purchase Warrants

                Eagle Wireless International, Inc. (Symbol: EAG)
                               a Texas corporation
                    (f/k/a Eagle Telecom International, Inc.)



To all Class A Warrant Holders:

Please be advised that pursuant to the terms and conditions of the Warrant Agreement For Class A Common Stock Purchase Warrants dated February 28, 1997 (the "Warrant Agreement"), Eagle Wireless International, Inc., a Texas corporation (f/k/a Eagle Telecom International, Inc.) ("Eagle") is providing you with notice of redemption under Section 2.06 of the Warrant Agreement.

On May 17, 2000, Eagle will redeem all outstanding Class A Common Stock Purchase Warrants (the "Class A Warrants") by paying the Warrant Holder $.05 per warrant.

TO AVOID REDEMPTION BY EAGLE, ALL WARRANT HOLDERS MUST EXERCISE PRIOR TO MAY 12, 2000.

The exercise price of the Class A Warrants is $4.00 per share. The shares underlying the Class A Warrants have been registered for resale.

Class A Warrant Holders may exercise by surrender of the Warrant Certificate, with the exercise form thereon duly executed, together with payment of the exercise price of $4.00 per share by cashier's check, certified check, federal funds or clearing house check, payable to Eagle Wireless International, Inc. and delivered to:

                       Eagle Wireless International, Inc.
                              101 Courageous Drive
                              League City, TX 77573

Thank you for your attention to this matter.

                                    Sincerely yours,


                                    /s/ H. Dean Cubley
                                        H. Dean Cubley
                                        Chief Executive Officer